EXHIBIT 3.13

     WHEREAS, Article VIII, Section 8.1 of the Bylaws of New Concept Energy, Inc. permit and authorize the Board of Directors to amend or repeal the Bylaws or adopt new Bylaws;

     WHEREAS, this Board of Directors has determined after review that certain provisions of the Bylaws obtained in Article V should be clarified with respect to the delineation of the authority of certain officers of the Corporation;

     NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of New Concept Energy, Inc. be, and the same hereby are, amended as follows:

     (a)     Section 5.1 is hereby deleted in its entirety and replaced with the following:

“Section 5.1.      The executive officers of the Corporation shall be chosen by the Board of Directors and shall consist of a President, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors may from time to time choose other officers or agents of the Corporation, including in its discretion, a Chairman of the Board, one or more Vice Chairmen of the Board, a Principal Executive Officer or Chief Executive Officer, or Principal Operating Officer or Chief Operating Officer or Principal Financial Officer or Chief Financial Official and/or one or more Assistant Secretaries or Assistant Treasurers. The Directors shall determine whether the Chairman of the Board, the Vice Chairman of the Board or the President shall be the Chief Executive Officer or the Principal Executive officer. The Directors shall also determine and may designate a Chief Operating Officer or Principal Operating Officer and/or a Chief Financial Officer or Principal Financial Officer. Two or more offices, except those of (i) President and Vice President, (ii) Secretary and Assistant Secretary and (iii) Treasurer and Assistant Treasurer may be held by the same person, but no officer shall execute, acknowledge or verify an instrument in more than one capacity if such instrument is required by law, the Articles of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. No officer or agent of the Corporation need be a stockholder, a director or a resident of the State of Nevada.”

     (b)     Section 5.6 of the Bylaws is hereby deleted and replaced by the following language:

“Section 5.6.      The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors of the Corporation. In the Chairman’s absence, such duties shall be attended to by the Vice Chairman in order of designation or Presiding Director if one has been chosen. The Chairman may be the Chief Executive Officer or Principal Executive Officer of the Corporation if so designated. The Chairman of the Board, if any, and Vice Chairman of the Board, if any, and the President and the Chief Executive Officer and/or Principal Executive Officer shall each have and perform such duties as from time to time may be assigned to each by the Board of Directors.”

     (c)     Section 5.7 of the Bylaws is hereby deleted in its entirety and replaced by the following language:

“Section 5.7.      The Chairman of the Board shall, unless otherwise provided by the Directors, preside at all meetings of the Board of Directors and of the stockholders. The Chief or Principal Executive Officer shall exercise the powers and perform the duties usual to a Chief or Principal Executive Officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs, finances and the business of the Corporation; he shall appoint and discharge employees and agents of the Corporation; and he shall see that all orders and resolutions of the Board of Directors are carried into effect. The Chief or Principal Executive Officer shall have the general power to execute bonds, deeds, contracts, conveyances and other instruments in the name of the Corporation and to affix the Corporate Seal, to appoint all employees and agents of the Corporation whose appointment is not otherwise provided for and to fix their compensation subject to the provisions of these Bylaws and subject to the approval of the Board of Directors, to remove or suspend any employee or agent who shall not have been appointed by the Board of Directors and to suspend for cause, pending final action by the Board of Directors, any employee or agent who shall have been appointed by the Board of Directors and he shall exercise and perform such other powers and duties as are specified in these Bylaws and as may from time to time be prescribed by the Board of Directors. In the case where the President is not the Chief or Principal Executive Officer, the President, subject to the control of the Chief or Principal Executive Officer and the Board of Directors shall have and perform such duties as from time to time may be assigned to him by the Board of Directors or the Chief or Principal Executive Officer or the Chairman of the Board and may have general and active management of the business of the Corporation and see that all orders and resolutions of the Board of Directors are carried into effect.”